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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To Board of Directors
Advanced Power Technology, Inc.:

        We consent to the use of our report dated January 30, 2004 with respect to the consolidated balance sheets of Advanced Power Technology, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus and registration statement.

/s/ KPMG LLP
Portland, Oregon June 16, 2004

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm